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                                                                   EXHIBIT 10.17

   DATE:   Monday, January 31, 2005 7:30 PM

   FROM:   James Azlein <jazlein@msn.com>

     TO:   relkins@intlsteel.com

     CC:   jazlein(C)msn.com, geojz2@adelphia.net

SUBJECT:   Terms of your employment

Hi Randy,

1. Your position will be controller and your duties will be those normally associated with those of a controller of a public company. These will include preparing financial statements and assembling the necessary information to enable BPI to properly file its annual and quarterly reports with the SEC.

2. Your pay will be based on an annual rate of $80,000 per year payable twice per month at the rate of $3333.33.

3. You will immediately receive and be vested in 25,000 options. The exercise price will be based on the closing market price on your first day of employment. You will be entitled to receive and additional 25,000 options after you have been employed for 3 months. The exact number of options you receive at that time will be based on the degree to which you have achieved goals that we mutually agree upon. Again, the options will vest immediately and the exercise price will be the closing market price on the date of grant.

4. After you have been employed with BPI for 12 months, and every 6 months thereafter, you will be entitled to receive an additional 25,000 options; subject to a maximum of 175,000 options. The exact number of options you receive will be based on the degree to which you achieve goals we mutually agree upon. The exercise price will be based on the closing price on the date the options are granted and the options will vest immediately.

5. You will be entitled to receive health insurance in the plan that BPI maintains (currently Anthem). BPI will pay the premiums for your coverage.

6.    You will be entitled to two weeks of vacation annually.

7. BPI does not currently have a company-wide bonus plan; however, you will be eligible to participate in any company-wide bonus plan that may be adopted in the future.

I believe these terms are in agreement with what we discussed. Let me know if you have any questions. I have shared with our management that you have decided to join BPI and we are all very pleased and excited.

Welcome to BPI!

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Best regards,
George Zilich
Chief Financial Officer
BPI Industries, Inc.